FOR IMMEDIATE RELEASE

Entegra Financial Corp.

Roger D. Plemens

President and Chief Executive Officer

(828) 524-7000

ENTEGRA BANK COMPLETES

ACQUISITION OF ARTHUR STATE BANK BRANCHES

Franklin, NC, December 14, 2015 — Entegra Bank (“Entegra”), the wholly owned subsidiary bank of Entegra Financial Corp. (NASDAQ: ENFC) (the “Company”), today announced that it has completed the previously announced acquisition of two branches from Arthur State Bank. Entegra acquired approximately $40 million in customer deposits and $5 million in loans between the two branches located in Anderson and Chesnee, South Carolina.

Commenting on the transaction, Roger Plemens, President and Chief Executive Officer of Entegra, stated, “We are happy to welcome our new customers to the Entegra family as we continue our expansion in the Upstate South Carolina region. We look forward to providing our customers with an expanded set of products and services from the same familiar faces they have come to know over the years.”

Jimmy Kimbell, South Carolina Market President, added, “This is an exciting time for Entegra as we add these two locations to complement our recently opened Greenville branch and expand our Upstate footprint. We are thrilled to be a part of these Upstate communities and look forward to serving them as a true community bank.”

In August 2015, Entegra entered into an agreement with Arthur State Bank to purchase the two branches. The acquired branches opened as Entegra Bank branches on the morning of December 14.

About Entegra Financial Corp.

Entegra Financial Corp. is the parent holding company of Entegra Bank. The Company’s shares began trading on the NASDAQ Global Market on October 1, 2014 under the symbol “ENFC”. In December 2014, the Company’s stock was added to the Russell Microcap Index and the ABA NASDAQ Community Bank Index.

Entegra Bank operates a total of 14 branches located throughout the western North Carolina counties of Cherokee, Henderson, Jackson, Macon, Polk and Transylvania and Upstate South Carolina counties of Anderson, Greenville, and Spartanburg. For further information, visit the Company website www.entegrabank.com.

Disclosures About Forward-Looking Statements

The discussions included in this document and its exhibits may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be “forward-looking statements.” Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of the Company’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to revise or update these statements following the date of this press release.